Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink Hayden - IR 646-415-8972 rob@haydenir.com

Ormat Technologies Reports record revenues for full-year 2017

Company Provides Guidance for 2018 and targets 190-200 Mw of organic growth By Year- end 2020

RENO, Nev. March 1, 2018, Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the fourth quarter and full year ended December 31, 2017.

($ millions, except per share amounts)	Q4 2017	Q4 2016	Change	2017	2016	Change
Revenues
Electricity	$128.5	$114.6	12.1%	$468.3	$436.3	7.3%
Product	$37.9	$51.9	-27.0%	$224.5	$226.3	-0.8%
Total Revenues	$166.4	$166.5	-0.1%	$692.8	$662.6	4.6%
Gross margin (%)
Electricity[1]	41.6%	39.7%		41.9%	40.0%
Product	28.7%	40.8%		32.2%	42.5%
Gross margin (%)	38.7%	40.0%		38.7%	40.9%

Operating income	$48.4	$51.2	-5.5%	$205.0	$201.9	1.6%

Income before income taxes and equity in losses of investees	$40.0	$36.7	9.1%	$170.7	$141.1	21.0%
Adjusted Income before income taxes and equity in losses of investees[2]	$40.0	$36.7	9.1%	$172.6	$157.1	9.9%
Adjusted EBITDA[3]	$87.4	$76.9	13.6%	$343.8	$323.8	6.2%

[1]

Electricity revenues for the full year ended December 31, 2017 includes $2.7 million of revenues and $5.4 million cost of revenues from Viridity. Electricity revenues for the fourth quarter of 2017 includes $0.5 million of revenues and $1.9 million cost of revenues from Viridity.

[2]

Adjusted Income before income taxes and equity in losses of investees for the full year 2017 excludes $1.9 million attributable to a one-time make whole premium paid in connection with the prepayment of OFC Senior Secured Notes and DEG loan, recorded in the third quarter of 2017. Adjusted Income before income taxes and equity in losses of investees for the full year 2016 excludes $16 million related to: (i) $11.0 million of one-time settlement expenses and (ii) $5.0 million of one-time prepayment fees, both recorded in the third quarter of 2016.

[3]	The way we compute Adjusted EBITDA and a reconciliation of GAAP income before income taxes and equity in losses of investees to EBITDA and Adjusted EBITDA is set forth below in this release.

ORMAT TECHNOLOGIES, INC.
6225 Neil Road Reno, Nevada • +1-775-356-9029 • ormat@ormat.com	ormat.com

Full-Year 2017 Financial Highlights:

●	Total revenues of $692.8 million, up 4.6% compared to 2016:
●	Electricity segment revenues of $468.3 million, up 7.3% compared to 2016, mainly due to new power plants coming online and improved generation in Puna;
●	Electricity generation increased 1.7%, compared to 2016, from 5.4 million MWh to 5.5 million MWh;
●	Product segment revenues of $224.5 million, down 0.8% compared to 2016;
●	Product segment backlog increased to $243.0 million as of February 26, 2018[4];
●	Gross margin was 38.7% of total revenues compared to 40.9% in 2016, due to lower margins in the product segment; Electricity segment gross margin increased to 41.9% from 40.0%;
●	Income before income taxes and equity in losses of investees was $170.7 million, compared to $141.1 million in 2016;
●	Adjusted EBITDA of $343.8 million, up 6.2% compared to $323.8 million in 2016; and
●	Declared a quarterly dividend of $0.23 per share for the fourth quarter of 2017.

“Ormat enters 2018 in its strongest competitive position ever, with a growing portfolio of operating power plants, a robust pipeline, and new opportunities as a result of strategic M&A activity,” commented Isaac Angel, Chief Executive Officer. “During 2017, we added approximately 90 MW of new capacity from our Platanares and Tungsten Mountain power plants, and our share of the Sarulla power plants, and reached a total portfolio of approximately 800 MW. The new power plants will contribute to our earnings growth and margin expansion in 2018 and beyond. Looking ahead, our pipeline remains strong, and we are targeting an incremental 190-200 MW from organic growth by the end of 2020.”

Mr. Angel added, “Our product segment continues to benefit from our industry leadership, with new contracts in Turkey, New Zealand and the Philippines. These contracts and others increased our backlog to $243.0 million which will support our revenues in 2018 and 2019.”

“The acquisition of the Viridity business has positioned us to strengthen and expand our presence in the energy storage market,” Mr. Angel noted. “With integration efforts squarely behind us, we have advanced a new offering and are developing three Battery Storage systems in New Jersey: a 1MW/1MWh behind the meter energy storage system that is expected to come on line in the first quarter of 2018 and two 20MW/20MWh In-Front-of-the-Meter energy storage systems expected by the end of this year.”

“In addition, we recently announced the signing of a definitive merger agreement pursuant to which we will acquire U.S. Geothermal Inc.,” Mr. Angel continued. “This acquisition, which we expect to close in the second quarter of 2018, will diversify our operations in the United States, and will create additional opportunities to expand our development pipeline. Upon closing of the transaction, we are confident that we can leverage our unique core capabilities to improve the generation and efficiency of U.S. Geothermal’s operating portfolio and increase its profitability in 2019”.

[4]	The Product segment backlog includes revenues for the period between January 1, 2018 and February 26, 2018.

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Guidance

Mr. Angel added, “Beginning in 2018, we anticipate reporting three discrete line items for revenue. We will be adding an “Other” line item, reflecting storage and demand response revenue, in addition to the Electricity and Product segment line items. Additionally, as we have not yet closed the U.S. Geothermal acquisition, we did not include any of the expected financial contribution from this proposed acquisition in our 2018 guidance.”

“We expect full-year 2018 total revenues between $688 million and $712 million with Electricity segment revenues between $500 million and $510 million and Product segment revenues between $180 million and $190 million. Revenues from energy storage and demand response activity are expected to be between $8 million and $12 million.

We expect 2018 Adjusted EBITDA5 between $355 million and $365 million for the full year. We expect annual Adjusted EBITDA attributable to minority interest to be approximately $24 million.”

“As we previously stated, we are focused on increasing the portion of revenues from the Electricity segment,” added Mr. Angel. “In 2018, we expect that the increase in profitability of the Electricity segment will mainly come from the full contribution of the new capacity that came on line in 2017, including Platanares and Tunsgten Mountain as well as Sarulla (SIL and NIL), which is accounted under the equity method and is expected to have a notable contribution to our EBITDA in 2018 and beyond. We expect that this increase in revenues and margin expansion in the Electricity segment will mitigate the expected reduction in Product segment sales, increase total EBITDA margins and contribute to our profitable growth.”

Fourth Quarter 2017 Financial Results

For the three months ended December 31, 2017, total revenues were $166.4 million, 0.1% down from $166.5 million for the three months ended December 31, 2016. Electricity segment revenues increased 12.1% to $128.5 million for the three months ended December 31, 2017, up from $114.6 million for the three months ended December 31, 2016. Product segment revenues decreased 27% to $37.9 million for the three months ended December 31, 2017, from $51.9 million for the three months ended December 31, 2016.

General and administrative expenses for the three months ended December 31, 2017 were $9.9 million, or 5.9% of total revenues, compared to $10.1 million, or 6.1% of total revenues, for the three months ended December 31, 2016. The decrease is related to $2.1 million of income from the adjustment of the earn out due in connection with the Viridity acquisition in the three months ended December 31, 2017.

The Company reported income before income taxes and equity in losses of investees of $40.0 million, compared to income before income taxes and equity in losses of investees of $36.7 million, for the previous year. This increase was primarily attributable to an increase in revenues and gross margin in the Electricity segment as well as a decrease in interest expenses partially offset by the reduction of revenues and gross margin in the Product segment.

Adjusted EBITDA for the three months ended December 31, 2017 was $87.4 million, compared to $76.9 million for the three months ended December 31, 2016, an increase of 13.6%. The reconciliation of GAAP income before income taxes and equity in losses of investees to EBITDA and Adjusted EBITDA.

Full-Year 2017 Financial Results

For the year ended December 31, 2017, total revenues were $692.8 million, up from $662.6 million for the year ended December 31, 2016, an increase of 4.6%. Electricity segment revenues increased 7.3% to $468.3 million for the year ended December 31, 2017, up from $436.3 million for 2016. Product segment revenues decreased 0.8% to $224.5 million for the year, from $226.3 million last year.

[5]

The Company is unable to provide a corresponding GAAP equivalent for its Adjusted EBITDA guidance. In providing its full year 2018 Adjusted EBITDA guidance, the Company notes that there could be differences between expected reported GAAP net income and estimated GAAP net income for matters such as, but not limited to (i) unrealized gains or losses related to derivative transactions; (ii) unrealized foreign currency gains or losses; (iii) gains or losses and associated benefits and costs due to disposition and acquisition of business interests, including the tax impact of the repatriation of proceeds from sales in foreign jurisdictions; (iv) losses due to impairments; (v) gains, losses and expenses related to prepayment of debt and (vi) tax benefit or expense related to effects of the recently-enacted U.S. tax law reform.

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General and administrative expenses for the full year of 2017 were $42.9 million, or 6.2% of total revenues, compared to $46.7 million, or 7.0% of total revenues last year. This decrease was mainly due to $11.0 million of expenses in 2016, related to a settlement of the qui tam claim, $2.1 million of income from the adjustment of the earn out due in connection with the Viridity acquisition, partially offset by a $2.1 million charge for stock-based compensation expense associated with the acceleration of the vesting period of the stock options previously held by our CEO and CFO in connection with the ORIX acquisition of approximately 22% of the shares of the Company; general and administrative expenses from our Viridity business which we acquired on March 15, 2017; and $2.5 million of costs associated with the ORIX transaction and other acquisitions and sales activities in 2017.

The Company reported income before income taxes and equity in losses of investees of $170.7 million, compared to income before income taxes and equity in losses of investees of $141.1 million, for the previous year. This increase was primarily attributable to an increase in revenues and gross margin in the Electricity segment as well as a decrease in interest expenses partially offset by the reduction of revenues and gross margin in the Product segment.

Adjusted EBITDA for the year ended December 31, 2017 was $343.8 million, compared to $323.8 million last year, an increase of 6.2%. The reconciliation of GAAP income before income taxes and equity in losses of investees to EBITDA and Adjusted EBITDA.

Delay in Issuing Annual Report on Form 10-K

The Company expects to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Form 10-K”) on or before March 16, 2018. The company will be filing a Form 12b-25, Notification of Late Filing, with the U.S. Securities and Exchange Commission.

The delay in filing is a result of the need to complete additional review procedures primarily with respect to the Company’s accounting for income taxes and financial reporting. Although the Company’s analysis is still ongoing, as part of its evaluation of its internal controls over financial reporting, the Company identified a material weakness related to its risk assessment of the accounting for income taxes. This material weakness in internal controls resulted in income tax errors which management has determined were not material to the previously issued 2017 unaudited interim financial statement, but which will be corrected for in its 2017 annual financial results.

Since the Company’s review and assessment of the above matters is on-going as of the date of this release certain review procedures are still to be completed prior to the filing of its annual report on Form 10-K. As a result, while the company believes the results contained in this release are materially correct, certain amounts in the financial statement could be revised when the company files its annual report on Form 10-K. The Company is in the process of designing and implementing a remediation plan to address the material weakness identified in its review. The Company is working diligently to complete such review and assessment.

Dividend

On March 1, 2018, the Company’s Board of Directors approved and authorized payment of a quarterly dividend of $0.23 per share pursuant to the Company’s dividend policy. The dividend will be paid on March 29, 2018 to shareholders of record as of the close of business on March 14, 2018. In addition, the Company expects to pay a quarterly dividend of $0.10 per share in each of the next three quarters.

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Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Thursday, March 1, at 10 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 30 minutes after the conclusion of the live call.

Please ask to be joined into the Ormat Technologies, Inc. call.

Participant telephone numbers

Participant dial in (toll free):   1-877-511-6790

Participant international dial in:   1-412-902-4141

Canada Toll Free:   1-855-669-9657

Conference replay

US Toll Free:   1-877-344-7529,

International Toll:   1-412-317-0088

Replay Access Code:   10116087

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal Company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 73 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 530 employees in the United States and 720 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,500 MW of gross capacity. Ormat’s current approximately 800 MW generating portfolio is spread globally in the U.S., Guatemala, Guadeloupe, Honduras, Indonesia and Kenya. Ormat also intends to expand its operations and provide energy management and energy storage solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions, Inc. subsidiary, a Philadelphia-based Company with nearly a decade of expertise and leadership in demand response, energy management and storage.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2017.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Twelve-Month Periods Ended December 31, 2017 and 2016

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$128,503	$114,628	$468,329	$436,292
Product	37,862	51,891	224,483	226,299
Total revenues	166,365	166,519	692,812	662,591
Cost of revenues:
Electricity	75,017	69,163	272,266	261,573
Product	26,992	30,719	152,094	130,223
Total cost of revenues	102,009	99,882	424,360	391,796
Gross profit	64,356	66,637	268,452	270,795
Operating expenses:
Research and development expenses	789	732	3,157	2,762
Selling and marketing expenses	3,517	4,288	15,600	16,424
General and administrative expenses	9,854	10,085	42,881	46,710
Write-off of unsuccessful exploration activities	1,796	303	1,796	3,017
Operating income	48,400	51,229	205,018	201,882
Other income (expense):
Interest income	127	140	988	971
Interest expense, net	(12,987)	(15,828)	(54,142)	(67,389)
Derivatives and foreign currency transaction gains (losses)	614	(2,942)	2,654	(5,534)
Income attributable to sale of tax benefits	3,859	4,123	17,878	16,503
Other non-operating expense, net	12	(39)	(1,666)	(5,345)
Income before income taxes and equity in losses of investees	40,025	36,683	170,730	141,088

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Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

As of December 31, 2017, and 2016

(Unaudited)

	December 31,	December 31,
	2017	2016
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$47,818	$230,214
Restricted cash, cash equivalents and marketable securities	48,825	34,262
Receivables:
Trade	110,410	80,807
Other	13,828	17,482
Inventories	19,551	12,000
Costs and estimated earnings in excess of billings on uncompleted contracts	40,945	52,198
Prepaid expenses and other	40,269	45,867
Total current assets	321,646	472,830
Investment in an unconsolidated company	34,084	—
Deposits and other	21,599	18,553
Deferred charges	49,834	43,773
Property, plant and equipment, net	1,734,691	1,556,378
Construction-in-process	293,542	306,709
Deferred financing and lease costs, net	4,674	3,923
Intangible assets, net	85,420	52,753
Goodwill	21,037	6,650
Total assets	$2,566,527	$2,461,569
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$153,796	$91,650
Short-term revolving credit lines with banks (full recourse)	51,500	—
Billings in excess of costs and estimated earnings on uncompleted contracts	20,241	31,630
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	33,226	32,234
Other loans	21,495	21,495
Full recourse	3,087	12,242
Total current liabilities	283,345	189,251
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	311,668	350,388
Other loans	242,385	261,845
Full recourse:
Senior unsecured bonds	203,752	203,577
Other loans	46,489	57,063
Accumulated losses of unconsolidated company in excess of investment	—	11,081
Liability associated with sale of tax benefits	44,634	54,662
Deferred lease income	51,520	54,561
Deferred income taxes	17,612	35,382
Liability for unrecognized tax benefits	8,890	5,738
Liabilities for severance pay	21,141	18,600
Asset retirement obligation	27,110	23,348
Other long-term liabilities	18,853	21,294
Total liabilities	1,277,399	1,286,790

Redeemable non-controlling interest	6,416	4,772

Equity:
The Company's stockholders' equity:
Common stock	51	50
Additional paid-in capital	888,778	869,463
Retained earnings (accumulated deficit)	313,875	216,644
Accumulated other comprehensive income (loss)	(4,314)	(7,732)
	1,198,390	1,078,425
Noncontrolling interest	84,322	91,582
Total equity	1,282,712	1,170,007
Total liabilities and equity	$2,566,527	$2,461,569

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA

For the Three and Twelve-Month Periods Ended December 31, 2017 and 2016

(Unaudited)

Due to the matters mentioned above, for the purposes of this release, we have calculated EBITDA as income before income taxes and equity in losses of investees before interest,depreciation and amortization. We calculated Adjusted EBITDA as income before income taxes and equity in losses of investees before interest, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain from extinguishment of liability, and (viii) gain on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016

	(in thousands)		(in thousands)
Income before income taxes and equity in losses of investees	$40,025	$36,683	$170,730	$141,088
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	12,860	15,688	53,154	66,418
Equity in losses of investees, net	(267)	(3,001)	(1,957)	(7,735)
Adjustment to investment in unconsolidated company:
Our proportionate share in interest, tax and depreciation and amortization	(265)		(265)
Depreciation and amortization	31,652	25,868	108,693	99,141
EBITDA	$84,005	$75,238	$330,355	$298,912

Mark-to-market on derivatives instruments	(700)	(478)	(1,500)	319
Stock-based compensation	1,556	1,774	8,760	5,157
Gain on sale of subsidiary and property, plant and equipment	—	—	—	(686)
Loss from extinguishment of liability	—	—	1,950	5,780
Settlement expenses	—	—	—	11,000
Merger and acquisition transaction cost	760	100	2,460	335
Write-off of unsuccessful exploration activities	1,796	303	1,796	3,017
Adjusted EBITDA	$87,417	$76,937	$343,821	$323,834

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